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                                   EX-99-B.6.2


                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       AETNA INSURANCE COMPANY OF AMERICA


(a) The name of the corporation is Aetna Insurance Company of America (the "Company").

(b) The text of Article IV Capital Stock of the Articles of Incorporation is hereby amended as follows:

         RESOLVED:         That the Articles of Incorporation of the Company,
                           dated as of November 15, 1999 and filed with the State of Florida on January 5, 2000, are hereby amended by increasing the number of authorized shares of common capital stock from 1,275 (One Thousand Two
                           Hundred Seventy-Five) shares having a par value of $100.00 (One Hundred Dollars) per share to 35,000
                           (Thirty-Five Thousand) shares of common stock having a par value of $100.00 (One Hundred Dollars) per share.

(c) This Amendment to the Articles of Incorporation was duly approved by the Board of Directors of the Company on July 18, 2000 and the Sole Shareholder of the Company on July 18, 2000.

(d) The vote of the Sole Shareholder of the Company was sufficient for approval of the Amendment to the Articles of Incorporation.

         IN WITNESS WHEREOF, the Company has caused this Amendment to the Articles of Incorporation to be signed on July 18, 2000.

                                           AETNA INSURANCE COMPANY OF AMERICA


                                           By:  /s/ Thomas J. McInerney
                                               ------------------------
                                               Name:  Thomas J. McInerney
                                               Title: President

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